Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces First Quarter 2021 Results
Reports quarterly GAAP and adjusted earnings from continuing operations of $0.03 and $0.07 per diluted share, respectively
Generates year-to-date operating and total free cash flow after dividends and investments of $70 million and $90 million, respectively
Returned $60 million of capital to stockholders through dividends and share repurchases

DALLAS, Texas – April 22, 2021 – Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the first quarter ended March 31, 2021.
Financial and Operational Highlights – First Quarter 2021
•Quarterly total company revenues of $399 million
•Quarterly income from continuing operations per common diluted share ("EPS") of $0.03 and quarterly adjusted EPS of $0.07
•Lease fleet utilization of 94.5% and Future Lease Rate Differential ("FLRD") of (14.8)% at quarter end
•Railcar deliveries of 1,895 and new railcar orders of 1,410
•Cash flow from operations and total free cash flow after dividends and investments ("Free Cash Flow") were $70 million and $90 million, respectively
◦Investment of $91 million in leasing capital expenditures, net of lease portfolio sales
•Net additions of 4,155 railcars to the wholly-owned and partially-owned lease fleet compared to prior year period
•Repurchases of approximately 1.3 million shares at a cost of $37 million
•Committed liquidity of $772 million as of March 31, 2021
Management Commentary
"Trinity’s first quarter results reflect the dynamics of aggressive execution on our strategic initiatives in the midst of a challenging operating environment and a competitive market for railcar demand," said Jean Savage, Trinity's Chief Executive Officer and President. "Operationally, our businesses performed well against our expectations, especially considering the winter storms that interrupted operations for nearly two weeks of the quarter.”
"Trinity’s lease revenue was impacted by the continuation of softer lease pricing and slightly lower utilization compared to last year. Our Rail Products segment completed further rightsizing of our production footprint to align with lower delivery volumes, and made good progress on our strategic initiatives to lower our breakeven point and overall cost structure. While the margin for the first quarter was negative, the business segment is turning the corner, and margins trended positively through the quarter. We expect to build momentum on our cost initiatives through the remainder of the year resulting in year over year margin improvement for the segment.”
“We are also seeing positive developments in the market with railcar inquiries returning to a more normal level of activity during the first quarter. As a result, Trinity’s fleet utilization and pricing are firming within our lease portfolio, and we expect lease rates to experience modest improvement through the year as existing railcars are absorbed across the industry. When looking at the potential for new railcar demand, we expect industry deliveries to be below replacement levels this year, but believe that current inquiries support improving railcar deliveries at or just above replacement levels in 2022."
"Financially, Trinity is making disciplined investments while returning meaningful capital to shareholders as part of our overall capital allocation framework. In the first quarter, we made progress on our balance sheet initiatives by completing a small lease portfolio sale and extending our Leasing warehouse credit facility. The cash flows from Trinity’s rail platform continue to prove the resiliency of the business model through the cycle with approximately $70 million in operating cash flow generated during the quarter. We continue to expect strong operating cash flows in the range of $625 million to $675 million for the 2021 year."

Ms. Savage concluded, "We are certainly encouraged by the improving trends for our business and the economy as a whole, but market uncertainty in the wake of the COVID-19 pandemic remains a headwind. We are focused on what is more within our control in optimizing our cost structure and balance sheet, and I am pleased with the execution and progress on internal initiatives to accelerate Trinity’s financial performance and create long-term shareholder value.”
Consolidated Financial Summary

	Three Months Ended March 31,
	2021	2020	Year over Year – Comparison
	(in millions, except percentages and per share amounts)
Revenues (1)	$398.8	$615.2	Lower deliveries in the Rail Products Group, and the change in presentation of railcar sales, which totaled $44 million in Q1 2020
Selling, engineering, and administrative expenses	$54.4	$64.3	Lower employee-related costs resulting from cost optimization initiatives, including headcount reductions, and lower litigation-related expenses
Operating profit	$60.2	$73.0	Lower volumes in the Rail Products Group and fewer railcar sales in the Leasing Group
Interest expense	$51.4	$61.3	Lower overall borrowing costs associated with the company's debt facilities, partially offset by higher overall average debt; Q1 2020 included a $4.7M early redemption premium on a debt retirement
Net income (loss) attributable to Trinity Industries, Inc.	$3.3	$161.7
EBITDA (2)	$125.7	$143.1
Adjusted EBITDA (2)	$126.6	$148.6
Effective tax expense (benefit) rate	77.9%	(990.6)%	2020 tax benefit primarily related to changes in recent tax legislation; 2021 tax rate was impacted by adjustments to the benefits recognized in 2020
Diluted EPS – GAAP	$0.03	$1.33	Primarily the result of the tax impacts described above
Diluted EPS – Adjusted (2)	$0.07	$0.11

	Three Months Ended March 31,
	2021	2020	Year over Year – Comparison
	(in millions)
Net cash provided by operating activities – continuing operations	$70.1	$173.8	Decrease in other assets pertaining to the accounting treatment of a customer's sales-type lease in Q1 2020
Total Free Cash Flow After Investments and Dividends (2)	$90.2	$57.4	Timing difference of debt proceeds issued for financing lease fleet equity investment
Capital expenditures – leasing (3)	$107.9	$129.2	Fewer railcars added to the lease fleet
Returns of capital to stockholders	$60.0	$58.1	Increase in the dividend compared to previous year, partially offset by fewer share repurchases
(1) Beginning in the fourth quarter of 2020, we made a prospective change to the presentation of railcar sales and now present all sales of railcars from the lease fleet as a net gain or loss from the disposal of a long-term asset regardless of the age of railcar that is sold. Historically, we presented sales of railcars from the lease fleet on a gross basis in leasing revenues and cost of revenues if the railcars had been owned for one year or less at the time of sale. Sales of railcars from the lease fleet owned for more than one year had historically been presented as a net gain or loss from the disposal of a long-term asset.
(2) Non-GAAP financial measure. See the Reconciliations of Non-GAAP Measures section within this Press Release for a reconciliation to the most directly comparable GAAP measure and why management believes this measure is useful to management and investors.
(3) For the three months ended March 31, 2020, Capital expenditures – leasing is net of sold lease fleet railcars owned one year or less.

Business Group Summary

	Three Months Ended March 31,
	2021	2020	Year over Year – Comparison
	(in millions, except percentages and number of units)
Railcar Leasing and Management Services Group
Leasing and management revenues	$183.5	$192.0	Lower lease rates and lower fleet utilization, partially offset by growth in the lease fleet
Leasing and management operating profit	$76.6	$82.5
Operating profit on lease portfolio sales	$1.7	$10.4	Fewer railcars sold from lease portfolio
Fleet utilization	94.5%	95.4%	Primarily driven by decrease in energy-related markets
Future Lease Rate Differential ("FLRD") (2)	(14.8)%	(15.2)%	Lower current market lease rates compared to expiring lease rates over the next twelve months
Owned lease fleet (in units) (1)	107,970	103,815
Investor-owned lease fleet (in units)	26,610	25,840	Additional sales of leased railcars to third-party fleets managed by the Company

Rail Products Group
Revenues	$261.0	$509.4	Lower deliveries, pricing pressures, a shift in the mix of railcars sold, and reduced railcar modification services
Operating profit (loss) margin	(3.4)%	4.9%	Lower deliveries resulting in additional unabsorbed burden, as well as lower pricing and weather-related costs
Deliveries (in units)	1,895	3,705
Orders (in units)	1,410	1,970
Order value	$171.1	$227.5	Lower number of units, competitive pricing, and differences in product mix
Backlog value	$989.9	$1,557.8

All Other Group
Revenues	$68.1	$63.4	Increased demand for highway products
Operating profit	$15.3	$9.3	Gain on the disposition of a non-operating facility

	March 31, 2021	December 31, 2020
Loan-to-value ratio
Wholly-owned subsidiaries, including corporate revolving credit facility	60.9%	58.5%	Increased leverage associated with leased assets, partially offset by amortization of debt on encumbered assets
(1) Includes wholly-owned railcars, partially-owned railcars, and railcars under sale-leaseback arrangements.
(2) FLRD calculates the weighted average of the most current quarterly lease rates transacted compared to the weighted average lease rates for railcars expiring over the next twelve months.

Additional Business Items
Liquidity and Capital Resource Updates
•Trinity completed a small tuck-in acquisition of Bay Worx Rail, including proprietary cleaning technology systems and a state of the art cleaning facility in South Texas. The technology acquired uses advanced robotics to improve the safety and efficiency of the railcar cleaning process, which the Company expects to scale at additional maintenance facilities over the next few years as part of the optimization initiatives.
•In the first quarter, Trinity completed the build-out of its Midwest maintenance facility, which began in May 2019, and commenced operations. The facility will enable the Company to meet its strategic initiative to internally service at least 50% of the maintenance events for the owned and investor-owned lease fleet.
•During the quarter, Trinity repurchased approximately $37 million of shares under the Company's authorized share repurchase program, of which $145 million remains authorized through December 31, 2021.
•In March 2021, the Trinity Industries Leasing Company ("TILC") warehouse facility was extended through March 15, 2024, and the total facility commitment was increased from $750 million to $1.0 billion, with a potential additional increase of up to an additional $250 million, subject to certain conditions.
•In January 2021, TILC announced its Green Financing Framework supported by a second-party opinion from Sustainalytics, a Morningstar company, enabling the leasing company to issue green financing instruments, including green nonrecourse ABS bonds and green loans, supported by green eligible assets. Under the existing framework, TILC has issued over $4 billion of railcar-related debt that meet the criteria and qualify for the Green Financing designation.
•The Company's income tax receivable at the end of the first quarter was $441 million.
Cost Optimization and Operating Footprint Rationalization
•In connection with the Company's ongoing assessment of future needs to support our rail-focused strategy and to optimize the performance of the business, the Company recognized pre-tax restructuring activities totaling a net gain of $0.3 million for the quarter, primarily from the disposition of certain non-operating facilities, partially offset by employee transition costs.
•During the quarter, the Company sold an idled facility in Dallas, Texas, which was not a part of the Company's previous restructuring efforts, for a gain of $8.7 million.
Other Business
•During the first quarter, Trinity experienced two weather-related events that disrupted operations and impacted operating profit by approximately $4 million due to lost productivity, and maintenance and repair of damaged facilities.
◦In February, winter storms idled several of our facilities for nearly two weeks given disruptions to critical utilities.
◦In the last week of March, a tornado damaged the Company's railcar maintenance facility in Cartersville, Georgia. This event is expected to have a minor impact on the Rail Products Group's second quarter results, and we believe our insurance coverage is sufficient to cover property damage costs related to the event; additionally, the Company may be entitled to business interruption proceeds in future periods.
•In February 2021, Trinity launched TrinsightTM, a revolutionary technology service platform offering in the railcar industry which advances the digital connection between North American rail shippers and their railcar fleets. Trinsight™ is expected to provide real-time intelligence on the location, condition and status of rail equipment, thereby improving rail transportation efficiencies and safety, and enhancing the management of fleet operations. This service is being offered to Trinity's leasing customers initially through a pilot program.

Conference Call
Trinity will hold a conference call at 8:30 a.m. Eastern on April 22, 2021 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Company's website at www.trin.net and access the Events & Presentations webpage, or the live call can be accessed at 1-888-317-6003 with the conference passcode "5196726". Please call at least 10 minutes in advance to ensure a timely connection. An audio replay may be accessed through the Company’s website or by dialing 1-877-344-7529 with passcode "10152017" until 11:59 p.m. Eastern on April 29, 2021.
Additionally, the Company will provide Supplemental Materials to accompany the earnings conference call. The materials will be accessible both within the webcast and on Trinity's Investor Relations website under the Events and Presentations portion of the site along with the First Quarter Earnings Call event weblink.
Non-GAAP Financial Measures
We have included financial measures compiled in accordance with generally accepted accounting principles ("GAAP") and certain non-GAAP measures in this earnings press release to provide management and investors with additional information regarding our financial results. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies. For each non-GAAP financial measure, a reconciliation to the most comparable GAAP measure has been included in the accompanying tables. When forward-looking non-GAAP measures are provided, quantitative reconciliations to the most directly comparable GAAP measures are not provided because management cannot, without unreasonable effort, predict the timing and amounts of certain items included in the computations of each of these measures. These factors include, but are not limited to: the product mix of expected railcar deliveries; the timing and amount of significant transactions and investments, such as lease portfolio sales, capital expenditures, and returns of capital to shareholders; and the amount and timing of certain other items outside the normal course of our core business operations, such as restructuring activities and the potential financial and operational impacts of the COVID-19 pandemic.

About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and All Other. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, future financial and operating performance, future opportunities and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future, including the potential financial and operational impacts of the COVID-19 pandemic. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “projected,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by federal securities laws. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in Trinity’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by Trinity’s Quarterly Reports on Form 10-Q, and Trinity’s Current Reports on Form 8-K.

Investor Contact:
Jessica L. Greiner
Vice President, Investor Relations and Communications
Trinity Industries, Inc.
(Investors) 214/631-4420

Media Contact:
Jack L. Todd
Vice President, Public Affairs
Trinity Industries, Inc.
(Media Line) 214/589-8909

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues	$398.8	$615.2
Operating costs:
Cost of revenues	296.0	482.0
Selling, engineering, and administrative expenses	54.4	64.3
Gains on dispositions of property:
Lease portfolio sales	1.7	8.7
Other	9.8	0.9
Restructuring activities, net	(0.3)	5.5
	338.6	542.2
Operating profit	60.2	73.0
Interest expense, net	51.3	58.9
Other, net	1.2	(0.8)
Income from continuing operations before income taxes	7.7	14.9
Provision (benefit) for income taxes:
Current	4.8	(372.8)
Deferred	1.2	225.2
	6.0	(147.6)
Income from continuing operations	1.7	162.5
Loss from discontinued operations, net of income taxes	(0.4)	(0.2)
Net income	1.3	162.3
Net income (loss) attributable to noncontrolling interest	(2.0)	0.6
Net income attributable to Trinity Industries, Inc.	$3.3	$161.7

Basic earnings per common share:
Income from continuing operations	$0.03	$1.36
Income (loss) from discontinued operations	—	—
Basic net income attributable to Trinity Industries, Inc.	$0.03	$1.36
Diluted earnings per common share:
Income from continuing operations	$0.03	$1.33
Income (loss) from discontinued operations	—	—
Diluted net income attributable to Trinity Industries, Inc.	$0.03	$1.33
Weighted average number of shares outstanding:
Basic	110.2	118.0
Diluted	112.6	119.9
Trinity has certain unvested restricted stock awards that participate in dividends on a nonforfeitable basis and are therefore considered to be participating securities. Consequently, diluted net income attributable to Trinity Industries, Inc. per common share is calculated under both the two-class method and the treasury stock method, and the more dilutive of the two calculations is presented.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2021	2020
Railcar Leasing and Management Services Group	$183.5	$236.3
Rail Products Group	261.0	509.4
All Other	68.1	63.4
Segment Totals before Eliminations	512.6	809.1
Eliminations – Lease Subsidiary	(111.3)	(190.4)
Eliminations – Other	(2.5)	(3.5)
Consolidated Total	$398.8	$615.2

	Three Months Ended March 31,
Operating profit (loss):	2021	2020
Railcar Leasing and Management Services Group	$78.3	$92.9
Rail Products Group	(8.8)	25.1
All Other	15.3	9.3
Segment Totals before Eliminations, Corporate Expenses, and Restructuring activities	84.8	127.3
Corporate	(22.7)	(28.1)
Restructuring activities, net	0.3	(5.5)
Eliminations – Lease Subsidiary	(1.8)	(19.9)
Eliminations – Other	(0.4)	(0.8)
Consolidated Total	$60.2	$73.0

Trinity Industries, Inc.
Selected Financial Information – Leasing Group
($ in millions)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Leasing and management	$183.5	$192.0
Sales of railcars owned one year or less at the time of sale (1)	—	44.3
Total revenues	$183.5	$236.3
Operating profit (2):
Leasing and management	$76.6	$82.5
Lease portfolio sales (1)	1.7	10.4
Total operating profit	$78.3	$92.9
Total operating profit margin	42.7%	39.3%

Leasing and management operating profit margin	41.7%	43.0%

Selected expense information:
Depreciation (3)	$54.6	$53.6
Maintenance and compliance	$25.6	$25.9
Rent	$1.7	$3.0
Selling, engineering, and administrative expenses	$11.3	$14.3
Interest	$45.7	$55.1

	Three Months Ended March 31,
	2021	2020
	(in millions)
Lease portfolio sales	$17.3	$112.8
Operating profit on lease portfolio sales	$1.7	$10.4
Operating profit margin on lease portfolio sales	9.8%	9.2%
(1) Beginning in the fourth quarter of 2020, we made a prospective change to the presentation of railcar sales and now present all sales of railcars from the lease fleet as a net gain or loss from the disposal of a long-term asset regardless of the age of railcar that is sold. Historically, we presented sales of railcars from the lease fleet on a gross basis in leasing revenues and cost of revenues if the railcars had been owned for one year or less at the time of sale. Sales of railcars from the lease fleet owned for more than one year had historically been presented as a net gain or loss from the disposal of a long-term asset.
(2) Operating profit includes: depreciation; maintenance and compliance; rent; and selling, engineering, and administrative expenses. Amortization of deferred profit on railcars sold from the Rail Products Group to the Leasing Group is included in the operating profit of the Leasing Group, resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.
(3) Depreciation expense related to our small cube covered hopper railcars decreased by approximately $3.5 million for the three months ended March 31, 2021 relative to the three months ended March 31, 2020 as a result of the impairment charge recorded in the second quarter of 2020 related to these railcars.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$178.1	$132.0
Receivables, net of allowance	197.3	199.0
Income tax receivable	440.5	445.8
Inventories	320.9	321.2
Restricted cash	107.4	96.4
Property, plant, and equipment, net	7,026.8	7,003.4
Goodwill	215.7	208.8
Other assets	288.8	295.2
Total assets	$8,775.5	$8,701.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$159.2	$156.4
Accrued liabilities	276.3	314.7
Debt	5,165.1	5,017.0
Deferred income taxes	1,051.5	1,047.5
Other liabilities	155.5	150.2
Stockholders' equity:
Trinity Industries, Inc.	1,692.4	1,738.8
Noncontrolling interest	275.5	277.2
	1,967.9	2,016.0
Total liabilities and stockholders' equity	$8,775.5	$8,701.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2021	December 31, 2020
Property, Plant, and Equipment
Manufacturing/Corporate:
Property, plant, and equipment	$966.7	$979.4
Accumulated depreciation	(569.1)	(577.9)
	397.6	401.5
Leasing:
Wholly-owned subsidiaries:
Machinery and other	19.4	19.5
Equipment on lease	7,090.6	7,010.6
Accumulated depreciation	(1,279.7)	(1,234.2)
	5,830.3	5,795.9
Partially-owned subsidiaries:
Equipment on lease	2,247.8	2,248.2
Accumulated depreciation	(635.9)	(621.9)
	1,611.9	1,626.3

Deferred profit on railcars sold to the Leasing Group	(1,064.7)	(1,064.7)
Accumulated amortization	251.7	244.4
	(813.0)	(820.3)
	$7,026.8	$7,003.4

	March 31, 2021	December 31, 2020
Debt
Corporate – Recourse:
Revolving credit facility	$—	$50.0
Senior notes, net of unamortized discount of $0.2 and $0.2	399.8	399.8
	399.8	449.8
Less: unamortized debt issuance costs	(1.6)	(1.6)
Total recourse debt	398.2	448.2

Leasing – Non-recourse:
Wholly-owned subsidiaries:
Secured railcar equipment notes, net of unamortized discount of $0.5 and $0.6	2,018.5	2,042.4
2017 promissory notes, net of unamortized discount of $9.5 and $10.1	792.1	802.7
TILC warehouse facility	763.9	519.4
	3,574.5	3,364.5
Less: unamortized debt issuance costs	(24.0)	(24.0)
	3,550.5	3,340.5
Partially-owned subsidiaries:
Secured railcar equipment notes	1,225.2	1,237.5
Less: unamortized debt issuance costs	(8.8)	(9.2)
	1,216.4	1,228.3
Total non–recourse debt	4,766.9	4,568.8
Total debt	$5,165.1	$5,017.0

Trinity Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net cash provided by operating activities – continuing operations	$70.1	$173.8
Net cash used in operating activities – discontinued operations	(0.4)	(0.2)
Net cash provided by operating activities	69.7	173.6

Investing activities:
Proceeds from lease portfolio sales	17.3	68.5
Proceeds from dispositions of property and other assets	19.8	9.8
Capital expenditures – leasing (net of sold lease fleet railcars owned one year or less with a net cost of $42.5 for the three months ended March 31, 2020)	(107.9)	(129.2)
Capital expenditures – manufacturing and other	(8.5)	(14.0)
Acquisitions, net of cash acquired	(16.6)	—
Other	(0.1)	0.3
Net cash used in investing activities	(96.0)	(64.6)

Financing activities:
Net (repayments of) proceeds from debt	142.4	(19.0)
Shares repurchased	(35.7)	(35.4)
Dividends paid to common shareholders	(23.2)	(22.7)
Other	(0.1)	—
Net cash provided by (used in) financing activities	83.4	(77.1)
Net increase in cash, cash equivalents, and restricted cash	57.1	31.9
Cash, cash equivalents, and restricted cash at beginning of period	228.4	277.6
Cash, cash equivalents, and restricted cash at end of period	$285.5	$309.5

Trinity Industries, Inc.
Reconciliations of Non-GAAP Measures
(in millions, except per share amounts)
(unaudited)
Adjusted Operating Results
We have supplemented the presentation of our reported GAAP operating profit, income from continuing operations before income taxes, provision (benefit) for income taxes, income from continuing operations, net income from continuing operations attributable to Trinity Industries, Inc., and diluted income from continuing operations per common share attributable to Trinity Industries, Inc. with non-GAAP measures that adjust the GAAP measures to exclude the impact of pension plan settlement, restructuring activities, early redemption of debt, the income tax effects of the CARES Act, and certain other non-recurring transactions or events (as applicable). These non-GAAP measures are derived from amounts included in our GAAP financial statements and are reconciled to the most directly comparable GAAP financial measures in the tables below. Management believes that these measures are useful to both management and investors for analyzing the performance of our business without the impact of certain non-recurring items. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Three Months Ended March 31, 2021
	GAAP	Pension plan settlement (1)	Restructuring activities (1)	Income tax effect of CARES Act	Adjusted
Operating profit	$60.2	$—	$(0.3)	$—	$59.9

Income from continuing operations before income taxes	$7.7	$1.2	$(0.3)	$—	$8.6

Provision (benefit) for income taxes	$6.0	$0.3	$(0.1)	$(3.8)	$2.4

Income from continuing operations	$1.7	$0.9	$(0.2)	$3.8	$6.2

Net income from continuing operations attributable to Trinity Industries, Inc.	$3.7	$0.9	$(0.2)	$3.8	$8.2

Diluted weighted average shares outstanding	112.6				112.6

Diluted income from continuing operations per common share attributable to Trinity Industries, Inc.	$0.03				$0.07

	Three Months Ended March 31, 2020
	GAAP	Restructuring activities (1)	Early redemption of debt (1)	Income tax effect of CARES Act	Adjusted
Operating profit	$73.0	$5.5	$—	$—	$78.5

Income from continuing operations before income taxes	$14.9	$5.5	$5.0	$—	$25.4

Provision (benefit) for income taxes	$(147.6)	$1.3	$1.2	$154.7	$9.6

Income from continuing operations	$162.5	$4.2	$3.8	$(154.7)	$15.8

Net income from continuing operations attributable to Trinity Industries, Inc.	$161.9	$4.2	$3.8	$(154.7)	$15.2

Diluted weighted average shares outstanding	119.9				119.9

Diluted income from continuing operations per common share attributable to Trinity Industries, Inc.	$1.33				$0.11
(1) The effective tax rate for pension plan settlement, restructuring activities, and the early redemption of debt is before consideration of the CARES Act.

Free Cash Flow
Total Free Cash Flow After Investments and Dividends ("Free Cash Flow") is a non-GAAP financial measure. The change in presentation of sales of railcars from the lease fleet, which was effected on a prospective basis beginning in the fourth quarter of 2020, had no effect on our previously reported Free Cash Flow.
We believe Free Cash Flow is useful to both management and investors as it provides a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. Free Cash Flow is reconciled to net cash provided by operating activities from continuing operations, the most directly comparable GAAP financial measure, in the following tables.
For the three months ended March 31, 2021, Free Cash Flow is defined as net cash provided by operating activities from continuing operations as computed in accordance with GAAP, plus cash proceeds from lease portfolio sales, less capital expenditures for manufacturing, dividends paid, and Equity CapEx for new leased railcars. Equity CapEx for new leased railcars is defined as leasing capital expenditures, adjusted to exclude net proceeds from (repayments of) debt.

Three Months Ended March 31, 2021
(in millions)
Net cash provided by operating activities – continuing operations	$70.1
Proceeds from lease portfolio sales	17.3
Adjusted Net Cash Provided by Operating Activities	87.4
Capital expenditures – manufacturing and other	(8.5)
Dividends paid to common stockholders	(23.2)
Free Cash Flow (before Capital expenditures – leasing)	55.7
Equity CapEx for new leased railcars	34.5
Total Free Cash Flow After Investments and Dividends	$90.2

Capital expenditures – leasing	$107.9
Less:
Payments to retire debt	(185.3)
Proceeds from issuance of debt	327.7
Net proceeds from (repayments of) debt	142.4
Equity CapEx for new leased railcars	$(34.5)

For the three months ended March 31, 2020, Free Cash Flow is defined as net cash provided by operating activities from continuing operations as computed in accordance with GAAP, plus cash proceeds from sales of leased railcars owned more than one year at the time of sale, less capital expenditures for manufacturing, dividends paid, and Equity CapEx for new leased railcars. Equity CapEx for new leased railcars is defined as leasing capital expenditures, net of sold lease fleet railcars owned one year or less, adjusted to exclude net proceeds from (repayments of) debt.

Three Months Ended March 31, 2020
(in millions)
Net cash provided by operating activities – continuing operations	$173.8
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	68.5
Adjusted Net Cash Provided by Operating Activities	242.3
Capital expenditures – manufacturing and other	(14.0)
Dividends paid to common stockholders	(22.7)
Free Cash Flow (before Capital expenditures – leasing)	205.6
Equity CapEx for new leased railcars	(148.2)
Total Free Cash Flow After Investments and Dividends	$57.4

Capital expenditures – leasing, net of sold lease fleet railcars owned one year or less of $42.5	$129.2
Less:
Payments to retire debt	(471.4)
Proceeds from issuance of debt	452.4
Net proceeds from (repayments of) debt	(19.0)
Equity CapEx for new leased railcars	$148.2

EBITDA and Adjusted EBITDA
“EBITDA” is defined as income from continuing operations plus interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA plus non-cash restructuring activities and pension plan settlement. EBITDA and Adjusted EBITDA are non-GAAP financial measures; however, the amounts included in these calculations are derived from amounts included in our GAAP financial statements. EBITDA and Adjusted EBITDA are reconciled to net income, the most directly comparable GAAP financial measure, in the following table. This information is provided to assist management and investors in making meaningful comparisons of our operating performance between periods. We believe EBITDA is a useful measure for analyzing the performance of our business. We also believe that EBITDA is commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly depending on many factors). EBITDA and Adjusted EBITDA should not be considered as alternatives to net income as indicators of our operating performance, or as alternatives to operating cash flows as measures of liquidity. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Three Months Ended March 31,
	2021	2020
Net income	$1.3	$162.3
Less: Loss from discontinued operations, net of income taxes	(0.4)	(0.2)
Income from continuing operations	$1.7	$162.5
Interest expense	51.4	61.3
Provision (benefit) for income taxes	6.0	(147.6)
Depreciation and amortization expense	66.6	66.9
EBITDA	$125.7	$143.1
Restructuring activities, net	(0.3)	5.5
Pension plan settlement	1.2	—
Adjusted EBITDA	$126.6	$148.6